Exhibit 10.17

SECOND AMENDMENT TO OFFICE LEASE

This SECOND AMENDMENT TO OFFICE LEASE (“Second Amendment”) is made and entered into as of the 3rd day of May, 2016, by and between KILROY REALTY FINANCE PARTNERSHIP, L.P., a Delaware limited partnership (“Landlord”), and DROPBOX, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant are parties to that certain Office Lease dated January 31, 2014 (the “Office Lease”) and that certain First Amendment to Office Lease dated June 5, 2015 (the “First Amendment”) (the Office Lease, as amended by the First Amendment, is referred to herein as the “Lease”), whereby Landlord currently leases to Tenant and Tenant leases from Landlord all of the rentable office space (the “Office Premises”) in that certain office building located and addressed at 333 Brannan Street, San Francisco, California, and more particularly defined in the Lease as the “Building.” The Office Premises consists of 182,054 rentable square feet of space. The Building includes a subterranean parking garage area (the “Garage”) that is currently part of the Common Areas and is not currently included in the Premises.

B. Tenant desires to expand the Premises currently leased under the Lease to include the Garage. Landlord and Tenant desire to enter into this Second Amendment to provide for the inclusion of the Garage in the Premises covered by the Lease, and to make other modifications to the Lease, all as herein provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All initially capitalized defined terms used herein shall have the same meanings as are given such terms in the Lease unless expressly defined in this Second Amendment.

2. Expansion of the Premises; Storage Space Reserved to Landlord.

2.1 As of April 1, 2016 (the “Expansion Effective Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Garage. The Garage is generally outlined in the diagram attached as Exhibit G-1 hereto. Consequently, as of the Expansion Effective Date, (a) the “Premises” as defined in the Lease shall include both the Office Premises and the Garage, and (b) the Office Premises and the Garage shall be referred to collectively in the Lease as amended hereby (the “Amended Lease”) as the “Premises” (except as otherwise provided in this Second Amendment).

2.2 Subject to the terms of this Second Amendment, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement, maintenance, repair or operation of the Garage from and after the Expansion Effective Date, all of which shall be Tenant’s responsibility as provided (and subject to any express limitations) in this Second Amendment. Tenant shall accept the Garage and continue to accept the Office Premises in their presently existing “as-is” condition, subject only to any express obligations of Landlord under this Second Amendment to the contrary.

2.3 Notwithstanding anything to the contrary in this Second Amendment, Landlord reserves the right, throughout the Garage Term defined below, to access and use the portion of the Garage shown on Exhibit G-2 hereto as “storage area” for the purpose of storing non-hazardous materials and for no other purpose. Such access and use by Landlord shall be at Landlord’s sole risk and without offset or charge by Tenant, and maintenance of the storage area in good condition and repair shall be the sole responsibility of Landlord.

3. Garage Term. The term of Tenant’s leasing of the Garage, and Tenant’s obligation to pay Rent with respect to the Garage as provided in this Second Amendment, shall commence on the Expansion Effective Date and expire, unless sooner terminated in accordance with the terms of the Amended Lease, on the Lease Expiration Date (which is August 31, 2027) (the “Garage Term”). Tenant has no right to extend the Garage Term as to the Garage and the terms of Section 2.2 of the Office Lease are not applicable to Tenant’s lease of the Garage.

4. Base Rent.

4.1 Base Rent for the Office Premises. Tenant shall continue to pay Base Rent for the Office Premises at the rates provided in the Lease.

4.2 Base Rent for the Garage. Commencing on the Expansion Effective Date and continuing throughout the Garage Term, in addition to the Base Rent due on the Office Premises as required by the Lease, Tenant shall pay to Landlord installments of Base Rent for the Garage as follows:

Period During Garage Term	Monthly Installment of Base Rent Covering the Garage
Expansion Effective Date-8/31/16	$13,000.00
9/1/16-8/31/17	$13,390.00
9/1/17-8/31/18	$13,791.70
9/1/18-8/31/19	$14,205.45
9/1/19-8/31/20	$14,631.61
9/1/20-8/31/21	$15,070.56
9/1/21-8/31/22	$15,522.68
9/1/22-8/31/23	$15,988.36
9/1/23-8/31/24	$16,468.01
9/1/24-8/31/25	$16,962.05
9/1/25-8/31/26	$17,470.91
9/1/26-8/31/27	$17,995.04

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease; provided, however, for avoidance of doubt, the abatement provisions contained in Section 3.2 of the Office Lease do not apply to the Garage Base Rent. Commencing on the Expansion Effective Date, Tenant shall no longer have to pay for, nor shall Landlord be obligated to provide, parking passes pursuant to Article 28 of the Office Lease.

5. Direct Expenses. Prior to the Expansion Effective Date, Tenant shall continue to pay Direct Expenses in connection with the Office Premises in accordance with the terms of the Lease. In consideration of the fact that Tenant will be assuming responsibility for the operation of and taxes applicable to the Garage, effective as of the Expansion Effective Date, Tenant shall assume responsibility for 100% of the Direct Expenses applicable to the Garage, and there shall be no Base Year concept applicable to the Direct Expenses applicable to the Garage (or, stated other ways, (a) Tenant’s Share of Direct Expenses applicable to the Garage in the Base Year shall equal zero, and (b) the Lease shall become what is commonly known as “triple net” as to Direct Expenses applicable to the Garage). In connection therewith, Landlord’s Estimate Statement and Statement of Direct Expenses payable by Tenant under the Amended Lease, as described in Sections 4.4.1 and 4.4.2 of the Office Lease, will contain a reasonably detailed breakdown of Direct Expenses (or estimated Direct Expenses, as applicable) attributable to the Garage, as differentiated from Direct Expenses attributable to the Office Premises.

6. Permitted Use. Tenant and its employees, visitors, contractors, invitees and/or subtenants (subtenants being subject to the last paragraph of Section 8 below and the other terms of the Lease governing assignments and sublettings) may use the Garage only for parking purposes; provided, however that if Tenant seeks to provide parking to any user other than Tenant and its permitted subtenants and their respective employees, visitors, contractors and/invitees or to use the Garage for other than ordinary parking purposes (herein a “Third Party Use”), such Third Party Use must comply with all Applicable Laws and shall not be materially more intensive (as far as wear and tear on the Garage facility) than the use of the Garage for ordinary vehicular parking purposes. By way of example (but not limitation), a more “intensive” use of the Garage might be the parking of fork lifts or the storing of heavy materials or equipment. Tenant shall be entitled to all revenue generated from any Third Party Use and such use will not be subject to the subleasing or assignment provisions, or any Transfer Premium sharing provisions, of Article 14 of the Office Lease.

7. Maintenance. Tenant shall maintain and operate the Garage in good condition and repair and consistent with the standards to which Landlord has maintained and operated the Garage prior to the Expansion Effective Date (and otherwise in compliance with and subject to the terms of Article 7 of the Office Lease as if the Garage was originally part of the Premises covered by the Office Lease); provided, however, that as concerns the Building Structure and Building Systems portions of the Garage, Landlord shall be responsible therefor in accordance with the terms of said Article 7, and the costs incurred by Landlord in connection therewith may be charged as Operating Expenses applicable to the Garage (that is, on a “net” basis and not subject to a Base Year) to the extent permitted under Section 4.2.4 of the Office Lease.

8. Operation of the Garage. During the period commencing as of the Expansion Effective Date and expiring as of June 30, 2016, Landlord or an Operator (defined below) selected by Landlord, will operate the Garage on behalf of Tenant. During such period, Tenant will reimburse Landlord (as additional rent) for the cost charged by Landlord’s Operator to operate the Garage within thirty (30) days following delivery of an invoice therefor

(accompanied by reasonably detailed back-up documentation) by Landlord to Tenant. Tenant shall operate the Garage to a standard at least consistent with the manner in which the Garage is being operated on the Expansion Effective Date. Without limiting the foregoing, while the Garage is operated as a commercial parking garage, Tenant shall, at Tenant’s sole cost, contract with a contractor reasonably satisfactory to Landlord to operate the Garage (Impark, ABM Parking, SP+, Tower Valet, Ace Parking, and Citypark, and any successors thereto by operation of law, being garage operators which are currently satisfactory to Landlord, but Tenant may suggest alternative union operators for Landlord’s consideration) (the “Operator”). Tenant shall cause such Operator to maintain such amounts of garagekeeper’s liability insurance or comparable coverage, as may be customary for such Operator’s operations of parking garages similar to the Garage in the City and County of San Francisco. Tenant shall cause Operator’s garagekeeper’s liability insurance to name Landlord and Tenant as additional insureds under such coverage. Any agreement entered into between Tenant and such Operator shall provide that the Operator shall provide written evidence of the coverage required hereunder promptly after written request by Landlord or Tenant. Additionally the parties agree that, during the Garage Term, changes in the insurance industry may require alternative insurance with respect to the type of insurance provided, the insured risk, amount of deductibles, etc. Accordingly, Tenant shall purchase (or shall cause the Operator to purchase), if required by such circumstances and at Tenant’s (or the Operator’s) sole cost and expense, substitute or additional insurance of a type generally available and prudently purchased by operators of similar parking facilities and exposed to similar risks, taking into account a prudent cost/benefit analysis of the purchase of such insurance. Such alternative insurance must provide at least the same degree of protection and coverage as that originally required under this Section (the “Current Coverage”) unless and to the extent that any coverage which is a component of the Current Coverage is no longer commercially available or typically maintained by similar garage operators. Landlord will not be required to provide security, janitorial or cleaning services for the Garage. Tenant may in its discretion, discontinue parking operations in all or a portion of the Garage so long as any portion of the Garage operated as a commercial parking facility shall comply with the foregoing, and any use of the portion of the Garage not operated as a commercial parking facility is reasonably ancillary to the Permitted Use specified in the Lease (and not in violation of Section 5.2 of the Office Lease), and such ancillary use otherwise complies with the Lease. Without limiting the terms of Section 7 above or this Section 8, because the Premises originally leased by Tenant under the Lease was “office space” and the Lease therefore did not contemplate Tenant operating, maintaining and repairing a garage facility, and in order to avoid doubt, from and after the Expansion Effective Date, Tenant shall, at its sole cost, with respect to the Garage, do or cause the following to be done (or Tenant may request that Landlord handle some of these activities on Tenant’s behalf to the extent Landlord has been handling them in the past, in which case the costs incurred by Landlord in doing so will be billed to Tenant as Operating Expenses applicable to the Garage):

8.1 Clean and maintain all surfaces of the Garage and keep such surfaces level and evenly covered with the type of surfacing material originally installed thereon, or such substitute thereof as shall be reasonably equal thereto in quality, appearance and durability;

8.2 Remove all papers, debris, filth and refuse from the Garage and wash or thoroughly sweep paved areas on a periodic basis;

8.3 Remove trash from trash receptacles and clean trash receptacles on a periodic basis;

8.4 Clean, maintain, repair and replace entrance, exit and directional signs, traffic control signage, markers and lights into and within the Garage on a periodic basis;

8.5 Clean lighting fixtures and relamp and reballast as necessary;

8.6 Maintain, repair and replace striping and curbing;

8.7 Repaint and refinish all painted and finished surfaces as necessary and keep all surfaces free of graffiti;

8.8 Clean, maintain and repair all stairs, stairwells and stairwell doors within the Garage;

8.9 Subject to Landlord’s obligations with respect to the Building Systems as specified in Section 7 above, maintain, repair and replace, if needed, all mechanical, electrical and utility facilities and systems that are (a) a part of or serve the Garage as of the Expansion Effective Date, (b) installed, or required as a result of anything installed, by Tenant or an Operator after the Expansion Effective Date, and/or (c) required because of Tenant’s (or any Operator’s) particular use of the Garage or the Office Premises, including, without limitation, sprinkler and fire control systems, parking revenue control equipment, parking access control equipment, security systems and equipment, mechanical venting systems, lighting and emergency lighting systems, and traffic barriers;

8.10 If Tenant desires to operate a valet parking program at its sole cost, then such program shall be on terms and with a company reasonably satisfactory to Landlord (Landlord hereby pre-approving the companies identified in the introductory paragraph of this Section 8 above);

8.11 Obtain (or require the Operator to obtain) all operating permits and file (or require the Operator to file) all operating reports as required by Applicable Law and pay (or require the Operator to pay) all taxes on revenues generated from operations at the Garage;

8.12 Handle customer complaints and damage claims (including damage to personal property, theft, and injuries to third parties), purchase supplies, arrange and supervise the handling of receipts, and conduct any and all other services customarily performed by operators of similar parking garages in San Francisco; and

8.13 Employ or contract with such personnel (such as the Operator) as may be necessary to operate the Garage (which personnel shall at all times conduct themselves in a courteous manner and be neat, clean, and properly uniformed), and oversee or cause the Operator to oversee the performance of such personnel. All such personnel shall be the employees or contractors of Tenant or Tenant’s Operator and shall have no authority to act as the agent of Landlord.

Additionally, Tenant shall have no right to sublease any portion of the Garage separately from a sublease of the Office Premises permitted under the terms of the Lease. Further, at Landlord’s option and upon Tenant assigning the Amended Lease or subleasing all of the Office

Premises (other than to a Permitted Transferee as Tenant may be permitted to do without Landlord’s consent under the Lease), Landlord shall have the right to terminate this Second Amendment upon written notice to Tenant, in which event this Second Amendment shall terminate, the Garage shall no longer be part of the Premises, and neither party shall have any further rights or obligations under this Second Amendment (except for those which are intended to survive such termination) and the Lease will consist of the Office Lease and the First Amendment as if this Second Amendment had never been entered into.

9. Inspection by CASp. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Garage has not undergone inspection by a Certified Access Specialist (CASp).

10. Tax Status. Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to the Internal Revenue Code and that avoiding (a) the loss of such status, (b) the receipt of any income derived under any provision of this Second Amendment that does not constitute “rents from real property” (in the case of real estate investment trusts), and (c) the imposition of income, penalty or similar taxes (each an “Adverse Event”) is of material concern to Landlord and such beneficial owners. In the event that this Second Amendment or any document contemplated hereby could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to reasonably cooperate with Landlord in negotiating an amendment or modification thereof and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this Section 10 shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in this Second Amendment without regard to such amendment or modification. Tenant expressly covenants and agrees not to enter into any sublease or assignment which provides for rental or other payment for such use, occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales) if any portion of such rental or other payment is payable to Landlord, and that any such purported sublease or assignment that violates the foregoing shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Garage. This Section 10 will not in any event be deemed to prohibit the collection of parking revenue in connection with a Third Party Use permitted under this Second Amendment.

11. No Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment, and that they know of no real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation claimed against the beneficiary of the indemnity alleged to arise from or on account of the indemnifying party’s dealings with any real estate broker or agent. The terms of this Section 11 shall survive the expiration or earlier termination of the Amended Lease.

12. Miscellaneous. This Second Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Garage, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Second Amendment. Submission of this Second Amendment by Landlord is not an offer to enter into this Second Amendment. Landlord and Tenant shall not be bound by this Second Amendment until Landlord and Tenant have mutually executed and delivered this Second Amendment.

13. No Further Modification; Conflict. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall apply with respect to the Garage as part of the Premises under the Lease and shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Second Amendment, the terms and conditions of this Second Amendment shall prevail.

14. Exhibits. The following Exhibits are attached hereto and incorporated herein:

Exhibit G-1         Outline of Garage Premises

Exhibit G-2         Depiction of Storage Space

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SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”	KILROY REALTY FINANCE PARTNERSHIP, L.P., a Delaware limited partnership

	By:	Kilroy Realty Finance, Inc.,
a Delaware corporation,
General Partner

By:	/s/ Jeffrey C. Hawken
Name: Jeffrey C. Hawken
Its: President

By:	/s/ Richard Buziak
Name: Richard Buziak
Its: Senior Vice President Asset Management

“TENANT”	DROPBOX, INC.,
a Delaware corporation

	By:	/s/ Dennis Woodside
Name: Dennis Woodside
Its: COO

	By:	/s/ Vanessa Wittman
Name: Vanessa Wittman
Its: CFO

Exhibit G-1

Outline of Garage Premises

[diagram]

Exhibit G-1

Exhibit G-2

Depiction of Storage Space

[diagram]

Exhibit G-2